UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Career Education Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Career Education Corporation

Annual Meeting of Stockholders

May 17, 2012

Supplemental Information Regarding Proposal 2

Advisory Vote to Approve Executive Compensation

Explanatory Note

Commencing on or about May 12, 2012, Career Education Corporation (the “Company,” “we,” “us” or “our”) sent the following communication to certain stockholders of the Company.

Purpose of this Outreach

At our 2012 Annual Meeting of Stockholders, our stockholders will vote on Proposal 2 included in our proxy statement for our 2012 Annual Meeting (“2012 Proxy Statement”), which is a nonbinding stockholder advisory vote to approve executive compensation paid by us to our named executive officers. Our Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by us to our named executive officers, as described in the Compensation Discussion and Analysis included in the 2012 Proxy Statement.

ISS Proxy Advisory Services (“ISS”), a proxy advisory firm, has recommended that stockholders vote against Proposal 2, in particular due to matters relating to the departure of our former President and Chief Executive Officer, Gary E. McCullough, in 2011 and the related severance compensation paid to him. For the reasons set forth below and in our 2012 Proxy Statement, we strongly disagree with the recommendation of ISS and respectfully request that you vote FOR the approval of Proposal 2.

•

In 2011, our stockholders overwhelmingly supported our executive compensation program with over 90% of the votes present in person or by proxy at our 2011 Annual Meeting voting in favor of our executive compensation program.

•

ISS has recommended that stockholders vote FOR the election of each of our directors that serves on the Compensation Committee of our Board. The Compensation Committee is composed solely of independent directors.

•

The Compensation Committee has structured our compensation package for our executive officers to reflect our and the individual executive’s performance, align our executives’ interests with those of our long-term stockholders, motivate our executives to achieve our operational and strategic goals, and provide for upside and downside compensation potential based on our performance against pre-defined objectives.

•

In connection with ISS’ evaluation of our compensation governance practices for purposes of issuing an ISS Governance Risk Indicators rating, ISS issued a score of 100 for our compensation governance practices, the highest possible score.

•	ISS expressed “Low” concern (their most favorable rating) with respect to its evaluation of our executive compensation practices as compared to companies in our peer group.

•

The only matters pertaining to our compensation practices for which ISS issued a level of concern greater than “Low” relate to the departure of our former President and Chief Executive Officer, Gary E. McCullough, in 2011 and the related severance compensation paid to him.

•

The payments made to Mr. McCullough in connection with his resignation were agreed upon based on the terms of Mr. McCullough’s employment agreement, which was entered into in 2007, when he joined the Company.

•

The terms of Mr. McCullough’s employment agreement were approved by the Compensation Committee of our Board of Directors and by the full Board of Directors, and were negotiated with the assistance of an outside compensation consulting firm.

•	The terms of Mr. McCullough’s employment agreement have been publicly available since 2007, when the agreement was entered into.

•

Our Executive Severance Plan, the terms of which are disclosed in our 2012 Proxy Statement, provides severance arrangements for our current executive officers. ISS has not expressed any concern with respect to these severance arrangements.

•

Our Board worked diligently in efficiently transitioning company leadership to our current Chief Executive Officer. The Company has not entered into any agreement with our current Chief Executive Officer providing for severance payments other than on the same terms and conditions as what other executive officers would be entitled to receive under the terms of our Executive Severance Plan.

We urge you to read the Compensation Discussion and Analysis section of the 2012 Proxy Statement, which discusses how our executive compensation policies and procedures implement our executive compensation philosophy. As disclosed in the 2012 Proxy Statement, the Compensation Committee of our Board of Directors and the full Board of Directors believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Conclusion

Your vote is important. In light of the foregoing, we strongly recommend that you vote FOR the approval, on an advisory basis, of the executive compensation paid by us to our named executive officers.

Thank you for your ongoing support of Career Education Corporation.

When the preceding communication was sent to certain stockholders via email, the following was included at the beginning thereof:

<investor name>,

This email is regarding Career Education Corporation (ticker CECO), a Georgeson client whose annual meeting is May 17th. CECO is providing supplemental information regarding the “Say-on-Pay” proposal in its proxy statement (see the text below from the attached SEC filing). This information relates to the departure of CECO’s former President and CEO, Gary E. McCullough, in 2011 and the related severance compensation paid to him.

As you are one of CECO’s largest investors, we urgently wish to set up a conference call between you and the Company to discuss this. We are asking you to vote FOR the Say-on-Pay proposal after consideration of this supplemental information. If you have previously voted AGAINST, we are asking you to reverse your vote. We realize that time is short between now and the meeting and appreciate you making the time for this important dialogue.

Please let me know when you are available for a call with CECO.